Exhibit 10.38

                              CONSULTING AGREEMENT

        This Consulting Agreement ("Agreement") is made and entered into and effective on this 1st day of August, 2003 by and between IQ BIOMETRIX, INC., a Delaware corporation with a principal place of business at Suite 304, 39111 Paseo Padre Parkway, Fremont, California 94538 ("Company"), and DANIEL MCKELVEY with an address of 201 Mission Street, Suite 1930, San Francisco, CA 94105 ("Consultant"). The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on terms set forth more fully below. In consideration of the mutual promises contained herein, the parties agree as follows:

1.    SERVICES, COMPENSATION, AND TERM

      1.1 Consultant agrees to perform for the Company the services ("Services") described in Appendix A, attached hereto.

      1.2 The term of this agreement is one (1) year.

      1.3 Company shall pay Consultant the compensation described in Appendix A, attached hereto.

2.    CONFIDENTIALITY

      2.1 "Confidential Information" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment, whether marked as "confidential" or not.

      2.2 Consultant will not, during or subsequent to the term of this Agreement and for a period of two (2) years thereafter, use the Company's Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or disclose the Company's Confidential Information to any third party. It is understood that said Confidential Information shall remain the sole property of the Company. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. Confidential Information does not include information which (i) is known to Consultant at the time of disclosure to Consultant by the Company as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful act of Consultant, or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure.

      2.3 Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant if any, and that Consultant will not bring onto the premises of the Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity. Consultant will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorney's fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party's rights resulting in whole or in part from the Company's use of the work product of Consultant under this Agreement.

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      2.4 Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company's agreement with such third party.

      2.5 Upon the termination of this Agreement, or upon Company's earlier request, Consultant will deliver to the Company all of the Company's property or Confidential Information that Consultant may have in Consultant's possession or control.

3.    CONFLICTING OBLIGATIONS

      Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof, and further certifies that Consultant will not enter into any such conflicting agreement during the term of this Agreement.

4.    TERMINATION


      Either party may terminate this Agreement, with or without reason, upon giving thirty (30) days prior written notice thereof to the other party. Additionally, the Company may terminate this Agreement immediately for Cause as defined below by giving Consultant written notice thereof.. Any such notice shall be addressed to the party at the address shown above or such other address as the party may notify the other of and shall be deemed given upon delivery if delivered in person, or twenty (24) hours after having been deposited with any commercial "over-night" curriers marked for "next day" delivery,, or forty-eight
(48) hours after having been deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested.

      4.1 Upon any such termination all rights and duties of the parties toward each other shall cease except that:

            (i) in the event of a termination without Cause, the Company shall be obliged to pay, within ten (10) days of the effective date of termination, all amounts owing to Consultant for Services completed prior to the termination date and related expenses, if any, in accordance with the provisions of Section 1 (Services and Compensation) hereof, and any Compensation as defined in said Section 1 as and when due for the Term of the Agreement as if the Agreement had not been terminated,

            Or

            (ii) in the event of a termination for Cause, the Company shall be obliged to pay, within ten (10) days of the effective date of termination, all amounts owing to Consultant for Services completed prior to the termination date and related expenses, if any, in accordance with the provisions of Section 1 (Services and Compensation) hereof. For purposes of this Agreement, Cause shall mean and/or be deemed to have occurred upon: (i) one or more acts of personal dishonesty, fraud or deceit taken by Consultant in connection with his responsibilities as a Consultant and intended to result in personal enrichment of Consultant and/or harm to the Company, and/or (ii) the date Consultant is charged with, or pleas nolo contendere to, any crime involving honesty, ethics or moral turpitude, and/or (iii) any willful act(s) or omission(s) to act by Consultant which constitutes negligence, willful bad acts and/or gross misconduct and which is materially injurious to the operations, prospects, reputation or business of the Company, and/or (iv) Consultant's failure to cure performance issues within ten (10) days following delivery to Consultant of a written demand for performance which describes the basis for the Company's reasonable belief that Consultant has failed to substantially and materially perform his duties, or that Consultant has continued to violate his obligations to the Company which violations are demonstrably willful and deliberate on Consultant's part.

            (iii) Sections 2 (Confidentiality), 6 (Independent Contractor), 8
                  (Accuracy of Information), and 9 through 13 shall survive termination of this Agreement; and

5.    ASSIGNMENT

      Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Consultant without the express written consent of the Company, and any such assignment or transfer in violation of this Section 5 shall be null and void.

6.    INDEPENDENT CONTRACTOR

      The parties to this Agreement are independent contractors. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company, but Consultant shall perform the Services hereunder as an independent contractor. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this contract, and shall incur all expenses associated with performance, except as expressly provided on Appendix A of this Agreement. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement and Consultant agrees to and acknowledges the obligation to pay any applicable self-employment and other taxes thereon.

7.    BENEFITS

      Consultant acknowledges and agrees and it is the intent of the parties hereto that Consultant receive no Company-sponsored benefits from the Company either as a Consultant or employee. If Consultant is reclassified by a state or federal agency or court as an employee, Consultant will become a reclassified employee and will receive no benefits except those mandated by state or federal law, even if by the terms of the Company's benefit plans in effect at the time of such reclassification Consultant would otherwise be eligible for such benefits.

8.    ACCURACY OF INFORMATION

      In connection with the Consultant's services, the Company will furnish to Consultant information that Consultant reasonably believes necessary to the provision of services under this Agreement. The Company recognizes that Consultant does not assume responsibility for the accuracy or completeness of this information and Consultant will not independently verify the same. The information furnished by the Company, when delivered, will be, to the best of the Company's knowledge, true and correct in all material respects. The information shall be deemed to be "Confidential Information," subject to the provisions of Section 2 hereof, and may not be disclosed without the prior written consent of the Chief Executive Officer of the Company. Consultant covenants that all information delivered or furnished by Consultant to any third party shall accurately reflect the information given to it by the Company, and Consultant shall hold Company harmless from any and all liability, expenses or claims arising from any breach of Consultant's obligations under this Section 8.

9.    GOVERNING LAW

      This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

10.   ENTIRE AGREEMENT

      This Agreement is the entire agreement of the parties and supersedes any prior agreements between them, whether written or oral, with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

11.   ATTORNEY'S FEES

      In any court action at law or equity which is brought by one of the parties to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorney's fees, in addition to any other relief to which that party may be entitled.

12.   SEVERABILITY

      The invalidity or unenforceability of any provision of this Agreement, or any terms thereof, shall not affect the validity of this Agreement as a whole, which shall at all times remain in full force and effect.

13.   INDEMNIFICATION

      Consultant will indemnify and hold Company harmless from and against expenses, damages, claims, suits, actions, judgments and costs (including but not limited to attorneys' fees) from any third party arising from or in any way connected with any claim, action or suit that arises from Consultant's performance of its obligations under this Agreement.

      Consultant further agrees to indemnify and hold harmless the Company and its directors, officers, and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorney's fees and other legal expenses, arising directly or indirectly from (i) any negligent, reckless or intentionally wrongful act of Consultant or Consultant's assistants, employees or agents, (ii) a determination by a court or agency that the Consultant is not an independent contractor, or (iii) any breach by the Consultant or Consultant's assistants, employee or agents of any of the covenants contained in this Agreement.

      Company will indemnify and hold Consultant harmless from and against expenses, damages, claims, suits, actions, judgments and costs (including but not limited to attorneys' fees) arising from or in any way connected with any claim, action or suit that arises from Company's performance of its obligations under this Agreement.

      Company further agrees to indemnify and hold harmless the Consultant and its partners and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorney's fees and other legal expenses, arising directly or indirectly from (i) any negligent, reckless or intentionally wrongful act of Company or Company's directors, officers, or employees, (ii) any breach by the Company's or Company's directors, officers, or employee of any of the covenants contained in this Agreement.

      14. PRIOR AGREEMENTS. Except as otherwise limited by this Section, To the extent not previously terminated, the consulting agreements by and between the Company and Consultant, dated as of December 1, 2002, January 15, 2003, and May 31, 2003 (effective as of March 31, 2003), (collectively the "Prior Agreements") are each hereby terminated and Consultant acknowledges that all obligations due from Company to Consultant hereunder have been satisfied in full. Notwithstanding the foregoing, any and all obligations of confidentiality due from Consultant to Company pursuant to the Prior Agreements shall remain in full force and effect as otherwise provided in such Prior Agreements.

                         [signatures on following page]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year written below.


DATE:                           COMPANY

                                IQ BIOMETRIX, INC.

March 8, 2004                   By: /s/ William B. G. Scigliano
------------------                  -------------------------
                                    William B. G. Scigliano
                                    President and Chief Executive Officer


DATE:                               CONSULTANT

                                    DANIEL MCKELVEY
March 8, 2004                       /s/ Daniel McKelvey
------------------                  -------------------------
                                    Daniel McKelvey

                                   APPENDIX A

                            SERVICES AND COMPENSATION

1. SERVICES

      Consultant shall provide the following services as may be specified by the Company's Chief Executive Officer and/or Board of Directors:

      (a) Provide general management advice and counseling to the Company, especially in the areas of financial management and business planning;

      (b) Advise and assist the Company in identifying, evaluating, negotiating, and securing sources of debt and equity funding, acquisition and/or merger opportunities, joint venture or other partnering opportunities, and business restructurings and divestitures; and.

      (c) Provide such other specific services as the Chief Executive Officer and/or Board of Directors may direct.

      The parties agree that Consultant shall initially devote his efforts to
(a) raising equity funding, and (b) driving the acquisition strategy and execution of the Company.

      Consultant shall use his best efforts to perform the Services and shall devote such time as reasonably necessary to perform the Services. Consultant shall coordinate his work with the Company's Chief Executive Officer. Consultant shall perform the work in a professional manner consistent with industry standards. Notwithstanding the foregoing, during the Term of this Agreement, Consultant agrees to provide an average of fifteen (15) hours per week of his time to Company in discharging the Services hereunder. In the event that Consultant regularly devotes more time to Company than said fifteen (15) hours, then Company and Consultant will mutually agree upon an increase to the Monthly Compensation as defined below.

      For each quarter during the term of this Agreement, Consultant shall provide a written report to Company within ten (10) days of the end of the preceding quarter, detailing the services provided to Company.

2. MONTHLY COMPENSATION

      As consideration for the performance of the Services, Company will pay Consultant for each month of this Agreement, Ten Thousand Dollars ($10,000) per month, payable within ten (10) days of each month end. The Company shall reimburse Consultant for all reasonable travel and other out-of-pocket expenses incurred in performing the Services. The Company shall reimburse Consultant within thirty (30) days of receipt of Consultant's itemized statement and accompanying receipts.

      Payment shall be in the form of (i) common stock of the Company, commonly known as "S-8 Shares," with a fair market value as of the date of issuance equal to the amount due using the average of the price as of closing as reported on the Over the Counter Bulletin Board, or, (ii) cash. Both parties must mutually agree on form of payment.

      In addition, the Board of Directors or authorized committee thereof, will grant to the Consultant a warrant to purchase 200,000 shares of common stock over the Term of the Agreement, prorated quarterly in advance. The warrant shall be exercisable at any time before midnight on July 31, 2008. The exercise price shall be set equal to the fair market value of the underlying common stock as of the date of grant. The warrant shall also provide for "cashless" exercise.

      The parties acknowledge that no amounts have been paid to Consultant under the first paragraph of this Section 2 and that Company owes Consultant for services rendered for the months of August, September, October, November, and December 2003, an aggregate total of Fifty Thousand Dollars ($50,000) (the "Prior Period Amount"). Company agrees to pay Consultant this Prior Period immediately. Payment of the Prior Period Amount shall be in at least 50% in cash. The remaining balance will be in the form of (i) common stock of the Company, commonly known as "S-8 Shares," with a fair market value as of the date of issuance equal to the amount due using the average of the price as of closing as reported on the Over the Counter Bulletin Board, or, (ii) at the discretion of the Company, cash.

3.  CAPITAL RAISE COMPENSATION

      For each dollar of financing that the Company closes upon after the effective date hereof and so long as such financing was originated solely by Consultant (i.e. the Company has no obligation to pay a finder's fee or success fee to any third party for such financing , the Company will pay Consultant, within five (5) days of the closing, (i) a fee equal to six percent (6%) of the amount of the financing in cash, and (ii) ten percent (10%) of the amount of the financing in a warrant for the Company's common stock. The warrant price will be equal to the fair market value of the Company's common stock as of the day Consultant is entitled to receive such fee. In the event that Consultant is not the exclusive originator of the financing, then in lieu of any other compensation hereunder, Company shall pay Consultant a success fee of ONE HUNDRED THOUSAND DOLLARS ($100,000) upon the effective date of such financing.

4.  ACQUISITION COMPENSATION

      Upon the closing of any acquisition, the Company will pay Consultant, within five (5) days of the closing, a success fee in the amount of Two Hundred, Fifty Thousand Dollars ($250,000) ("Success Fee"). In the event that Company shall, at any time during the twelve (12) month period following expiration of this Agreement or following a termination without Cause as defined in this Agreement, acquire a controlling vote and/or interest in the assets and/or business of any company towards which Consultant has provided reasonably material services hereunder, Company shall pay to Consultant the Success Fee described in this Section 4.